Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-203292) and related Prospectus of Regulus Therapeutics Inc. for the registration of common stock and to the incorporation by reference therein of our report dated February 18, 2015, with respect to the financial statements of Regulus Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission, and to the use of our report dated February 23, 2016, with respect to the financial statements of Regulus Therapeutics Inc. for the year ended December 31, 2015, included as Exhibit 99.1 to Amendment No. 1 to the Registration Statement (Form S-3 No. 333-203292).

/s/ Ernst & Young LLP

San Diego, California

February 23, 2016